Exhibit 99.1

Astec Industries, Inc.
1725 Shepherd Rd.  Chattanooga, TN  37421  Phone (423) 899-5898  Fax (423) 899-4456
News Release

ASTEC INDUSTRIES REPORTS SECOND QUARTER 2018 RESULTS

Announces Exit from Highland Contract and Defines Future Wood Pellet Plant Strategy

Commences Strategic Sourcing Review to Reduce Costs

Board Reviewing Capital Allocation

Investor Conference Call Time Changed to Be Held at 8:30 A.M. Eastern Time Today

CHATTANOOGA, Tenn. (July 24, 2018) – Astec Industries, Inc. (Nasdaq: ASTE) today reported results for its second quarter ended June 30, 2018.

Net sales for the second quarter of 2018 were $272.5 million compared to $301.9 million for the second quarter of 2017, a 9.7% decrease. Domestic sales decreased 14.1% to $203.4 million for the second quarter of 2018 from $236.9 million for the second quarter of 2017. International sales increased 6.4% to $69.1 million for the second quarter of 2018 from $65.0 million for the second quarter of 2017.

The net loss for the second quarter of 2018 was $40.7 million or $1.76 per share, compared to earnings of $14.4 million or $0.62 per diluted share for the second quarter of 2017, a decrease in earnings per share of 143.5%.

Net sales for the first half of 2018 were $598.0 million compared to $620.3 million for the first half of 2017, a decrease of 3.6%. Domestic sales decreased 3.5% to $473.5 million for the first half of 2018 from $490.4 million for the first half of 2017.  International sales decreased 4.1% to $124.5 million for the first half of 2018 from $129.9 million for the first half of 2017.

The net loss for the first half of 2018 was $20.4 million or $0.89 per share, compared to earnings of $29.5 million or $1.27 per diluted share for the first half of 2017, a decrease in earnings per share of 170.0%.

The following financial information for the second quarter and first half of 2018 and 2017 excludes all of the impact of wood pellet plant activity on the Company's results during those periods, including the charge related to exiting the Highland contract:

Net sales for the second quarter of 2018 were $347.0 million compared to $297.8 million for the second quarter of 2017, an increase of $49.2 million or 16.5%.  Domestic sales increased 19.4% to $277.9 million for the second quarter of 2018 from $232.8 million for the second quarter of 2017.

Earnings for the second quarter of 2018 were $24.0 million or $1.03 per diluted share, compared to $17.7 million or $0.76 per diluted share for the second quarter of 2017, an increase in earnings per share of 35.5%.

Net sales for the first half of 2018 were $672.8 million compared to $604.5 million for the first half of 2017, an increase of $68.3 million or 11.3%.  Domestic sales increased 15.5% to $548.2 for the first half of 2018 from $474.6 million for the first half of 2017.

Earnings for the first half of 2018 were $46.9 million or $2.02 per diluted share, compared to $32.4 million or $1.40 per diluted share for the first half of 2017, an increase in earnings per share of 45.4%.

Commenting on the quarterly results, Benjamin G. Brock, Chief Executive Officer, stated, "Our core business continues to perform well.  Our EPS, ex-pellet plant impact, was $1.03 per share which is our third best ever quarterly EPS.  Our backlog remains historically strong.  Our domestic customers continue to experience strong end-markets and are optimistic for the rest of this year and 2019, which has us optimistic on our outlook as a whole."

The Company's backlog at June 30, 2018 was $302.9 million, a decrease of $57.6 million or 16.0% compared to the June 30, 2017 backlog of $360.5 million.  Domestic backlog decreased 23.3% to $217.9 million at June 30, 2018 from $284.1 million at June 30, 2017. The international backlog at June 30, 2018 was $85.0 million compared to $76.4 million at June 30, 2017, an increase of 11.3%.  Excluding all wood pellet plant backlogs, the Company's June 30, 2018 backlog increased $7.5 million or 2.5% compared to June 30, 2017.  Prior year backlogs have been recast to include the backlog of RexCon, Inc., acquired during the third quarter of 2017.

Consolidated financial information for the second quarter and six months ended June 30, 2018 and additional information related to segment revenues and profits are attached as addenda to this press release.

Wood Pellet Plant Business Update

During the second quarter, after careful consideration in partnership with Highland, its wood pellet plant customer in Arkansas, the Company and Highland decided it was in both parties' best interest to restructure the Company's obligations related to Highland's wood pellet plant and exit the Company's obligations regarding the plant.  The decision was driven by unresolved issues, which inhibited the plant's ability to meet contractual provisions by the date required by the Company's sales contract with Highland. Under the terms of the agreement to exit the contract, which was effective on July 20, 2018, the Company agreed to pay $68 million in cash in the aggregate over the course of the next 120 days and forgive approximately $7 million in receivables.  In exchange, Highland agreed to release the Company from all contractual obligations related to the Arkansas wood pellet plant.  The Company will remain available for onsite and telephonic technical advice.

In connection with the agreement to exit the contract with Highland, and in consideration of the historical impact of the wood pellet business on the Company's overall results, the Company has redefined its wood pellet plant strategy to limit its participation in the wood pellet plant market to offering proven technology for sale as an equipment supplier, not as an Engineer, Procure, Construct (EPC) organization or a participating lender on wood pellet plant projects.  The Company will continue to offer for sale after-market parts and service support for wood pellet plants.

Commencing Strategic Sourcing Review to Reduce Costs and Board Review of Capital Allocation Strategy

The Company recently retained Maine Pointe, a globally recognized operations consulting firm, to assist management in conducting a comprehensive strategic sourcing review. Maine Pointe will coordinate with the Company's Director of Procurement and recently hired VP of Operational Excellence to streamline procurement operations to improve the quality of the Company's products and services while reducing costs. Also, as a function of a comprehensive strategic plan review, the Company's management team and Board of Directors are evaluating the Company's capital allocation strategy to ensure capital is directed to the areas that will drive the greatest value for shareholders.

Commenting on the wood pellet plant business and other strategic initiatives, Mr. Brock stated, "The Board and management team are taking a number of steps that we believe will support our long-term goals of increasing operational efficiency, reducing costs and improving profitability. We are pleased that our core businesses continue to perform well, as demonstrated by our historically strong backlog and we are focused on achieving our core business profitability targets for 2018. In order to further capitalize on the strengths of our core businesses, we have exited our contractual obligations with regard to the Highland wood pellet plant and have redefined our wood pellet plant business. At the same time, we are engaging in a strategic sourcing review to streamline our procurement process. As we optimize our cost structure, our Board is also considering capital allocation options.  All of these actions are designed to position the Company well for 2019 and beyond."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call today, July 24, 2018, at 8:30 A.M. Eastern Time, to review its second quarter and six-month results as well as current business conditions. The number to call for this interactive teleconference is (877) 407-9210. International callers should dial (201) 689-8049.   Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website: www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through August 7, 2018 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Replay ID #34217. A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; wood processing and concrete production.  Astec's manufacturing operations are divided into three primary business segments: road building, wood pellet production and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, concrete production and water drilling equipment (Energy Group).
The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from the exit of the Highland wood pellet plant contract, the changes to the Company's wood pellet plant strategy and the strategic sourcing and capital allocation review.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2017.
For Additional Information Contact:

Benjamin G. Brock
President and Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30	June 30
	2018	2017
Assets
Current assets
Cash and cash equivalents	$65,206	$52,107
Investments	1,972	2,031
Receivables, net	144,205	149,306
Inventories	394,789	381,323
Prepaid expenses and other	36,044	26,320
Total current assets	642,216	611,087
Property and equipment, net	185,455	182,205
Other assets	96,165	85,693
Total assets	$923,836	$878,985
Liabilities and equity
Current liabilities
Accounts payable - trade	$64,702	$65,188
Other current liabilities	177,978	110,670
Total current liabilities	242,680	175,858
Non-current liabilities	24,175	24,818
Total equity	656,981	678,309
Total liabilities and equity	$923,836	$878,985

Astec Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Net sales	$272,528	$301,909	$597,981	$620,310
Cost of sales	271,420	236,385	518,868	479,014
Gross profit	1,108	65,524	79,113	141,296
Selling, general, administrative & engineering expenses	51,263	44,220	103,341	97,342
Income (loss) from operations	(50,155)	21,304	(24,228)	43,954
Interest expense	168	185	318	450
Other	1,146	322	1,658	874
Income (loss) before income taxes	(49,177)	21,441	(22,888)	44,378
Income tax expense (benefit)	(8,503)	7,021	(2,481)	14,838
Net income (loss) attributable to controlling interest	$(40,674)	$14,420	$(20,407)	$29,540

Earnings (loss) per Common Share
Net income (loss) attributable to controlling interest
Basic	$(1.76)	$0.63	$(0.89)	$1.28
Diluted	$(1.76)	$0.62	$(0.89)	$1.27

Weighted average common shares outstanding
Basic	23,061	23,026	23,053	23,020
Diluted	23,061	23,183	23,053	23,179

Astec Industries, Inc.
Segment Revenues and Profit (Loss)
For the three months ended June 30, 2018 and 2017
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2018 Revenues	83,202	116,297	73,029	-	272,528
2017 Revenues	143,106	107,118	51,685	-	301,909
Change $	(59,904)	9,179	21,344	-	(29,381)
Change %	(41.9%)	8.6%	41.3%	-	(9.7%)

2018 Gross Profit (Loss)	(47,817)	29,042	19,808	75	1,108
2018 Gross Profit %	(57.5%)	25.0%	27.1%	-	0.4%
2017 Gross Profit	26,820	25,791	12,864	49	65,524
2017 Gross Profit %	18.7%	24.1%	24.9%	-	21.7%
Change	(74,637)	3,251	6,944	26	(64,416)

2018 Profit (Loss)	(62,734)	12,548	8,477	596	(41,113)
2017 Profit (Loss)	9,893	11,367	3,165	(10,260)	14,165
Change $	(72,627)	1,181	5,312	10,856	(55,278)
Change %	(734.1%)	10.4%	167.8%	105.8%	(390.2%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit (loss) is net of profit on intersegment revenues.  A reconciliation of total segment profit (loss) to the Company's net income (loss) attributable to controlling interest is as follows (in thousands):

	Three months ended June 30
	2018	2017	Change $
Total profit (loss) for all segments	$(41,113)	$14,165	$(55,278)
Recapture of intersegment profit	345	194	151
Net loss attributable to non-controlling interest	94	61	33
Net income (loss) attributable to controlling interest	$(40,674)	$14,420	$(55,094)

Astec Industries, Inc.
Segment Revenues and Profit (Loss)
For the six months ended June 30, 2018 and 2017
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2018 Revenues	230,296	235,364	132,321	-	597,981
2017 Revenues	308,349	207,731	104,230	-	620,310
Change $	(78,053)	27,633	28,091	-	(22,329)
Change %	(25.3%)	13.3%	27.0%	-	(3.6%)

2018 Gross Profit (Loss)	(14,536)	58,331	35,095	223	79,113
2018 Gross Profit %	(6.3%)	24.8%	26.5%	-	13.2%
2017 Gross Profit	64,621	50,814	25,751	110	141,296
2017 Gross Profit %	21.0%	24.5%	24.7%	-	22.8%
Change	(79,157)	7,517	9,344	113	(62,183)

2018 Profit (Loss)	(47,882)	25,658	13,088	(10,652)	(19,788)
2017 Profit (Loss)	28,073	19,795	5,894	(24,689)	29,073
Change $	(75,955)	5,863	7,194	14,037	(48,861)
Change %	(270.6%)	29.6%	122.1%	56.9%	(168.1%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit (loss) is net of profit on intersegment revenues.  A reconciliation of total segment profit (loss) to the Company's net income (loss) attributable to controlling interest is as follows (in thousands):

	Six months ended June 30
	2018	2017	Change $
Total profit (loss) for all segments	$(19,788)	$29,073	$(48,861)
Recapture (elimination) of intersegment profit	(764)	366	(1,130)
Net loss attributable to non-controlling interest	145	101	44
Net income (loss) attributable to controlling interest	$(20,407)	$29,540	$(49,947)

Astec Industries, Inc.
Backlog by Segment
June 30, 2018 and 2017
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2018 Backlog	105,888	128,342	68,662	302,892
2017 Backlog	216,797	92,366	51,380	360,543
Change $	(110,909)	35,976	17,282	(57,651)
Change %	(51.2%)	38.9%	33.6%	(16.0%)

Astec Industries, Inc.
Actual and Ex-Wood Pellet Results for the Second Quarter and First Half Ended June 30, 2018 and 2017
Unaudited Proforma Non-GAAP
(in millions except per share amounts)

Second Quarter	Q2 2018 as Reported	Q2 2018 Ex-Pellets	Q2 2017 as Reported	Q2 2017 Ex-Pellets	Ex-Pellets 2018 vs 2017	% Change
Net Sales	272.5	347.0	301.9	297.8	49.2	16.5%
GM%	0.4%	23.6%	21.7%	23.6%
Op Income (Loss)	(50.2)	30.7	21.3	26.2	4.5	17.2%
Net Income (Loss)	(40.7)	24.0	14.4	17.7	6.3	35.6%
Per Share Earnings (Loss)	(1.76)	1.03	0.62	0.76	0.27	35.5%
EBITDA	(42.4)	38.5	27.8	32.7	5.8	17.7%
EBITDA %	(15.6%)	11.1%	9.2%	11.0%

First Half	YTD 2018 as Reported	YTD 2018 Ex-Pellets	YTD 2017 as Reported	YTD 2017 Ex-Pellets	Ex-Pellets 2018 vs 2017	% Change
Net Sales	598.0	672.8	620.3	604.5	68.3	11.3%
GM%	13.2%	24.3%	22.8%	24.1%
Op Income (Loss)	(24.2)	60.1	44.0	48.3	11.8	24.4%
Net Income (Loss)	(20.4)	46.9	29.5	32.4	14.5	44.8%
Per Share Earnings (Loss)	(0.89)	2.02	1.27	1.40	0.62	44.3%
EBITDA	(9.2)	75.1	57.3	61.6	13.5	21.9%
EBITDA %	(1.5%)	11.2%	9.2%	10.2%